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Exhibit 99.1

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of
LIG Pipeline Company and Subsidiaries:

We have audited the accompanying consolidated balance sheets of LIG Pipeline Company and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, cash flows, and member's capital and comprehensive income (loss) for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of LIG Pipeline Company and Subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Houston, Texas
April 30, 2004

LIG PIPELINE COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2003	2002
Operating Revenues:
Transportation Revenues	$5,464	$6,523
Processing Revenues	40,076	56,061
Gas Sales	604,725	441,113
Gas Sales—Affiliated	151,778	98,565

Total Operating Revenues	802,043	602,262

Operating Expenses:
Gas Purchases	447,019	337,496
Gas Purchases—Affiliated	336,471	238,486
Operation and Maintenance	13,254	14,335
Administrative and General	(487)	2,843
Asset Impairments	5,283	—
AEPSC—Managerial and Professional	668	650
Depreciation and Amortization	4,074	3,802
Taxes Other Than Income Taxes	2,382	2,409

Total Operating Expenses	808,664	600,021

Operating Income (Loss)	(6,621)	2,241
Nonoperating Income	104	—
Interest Income—Affiliated	1,782	916
Nonoperating Expense	2	537
Interest Expense	1,008	445

Income (Loss) Before Income Taxes	(5,745)	2,175
Income Tax Expense (Credit)	(2,168)	880

Income (Loss) Before Cumulative Effect	(3,577)	1,295
Cumulative Effect of Change in Accounting Principle (net of tax of $288)	534	—

Net Income (Loss)	$(3,043)	$1,295

See Notes to Financial Statements.

LIG PIPELINE COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

(in thousands)

	December 31,
	2003	2002
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$325	$1,400
Advances to Affiliates	6,776	36,530
Accounts Receivable:
Trade Receivables	47,416	53,585
Affiliated Companies	4,995	10,336
Allowance for Uncollectible Accounts	(252)	(554)
Materials and Supplies	585	601
Gas Inventory	134	3,818
Price-Risk Management Assets	169	14,491
Price-Risk Management Assets—Affiliates	17,490	496
Prepaid Taxes	1,211	—
Prepayments and Other	708	1,525

TOTAL CURRENT ASSETS	79,557	122,228

PROPERTY, PLANT AND EQUIPMENT:
Processing Equipment	36,108	36,103
Transmission	69,899	69,110
General	11,919	9,594
Construction Work In Progress	2,624	3,878

Total Property, Plant and Equipment	120,550	118,685
Less: Accumulated Depreciation and Amortization	16,681	13,531

NET PROPERTY, PLANT AND EQUIPMENT	103,869	105,154

Goodwill (Less Amortization of $268 as of December 31, 2003 and 2002)	525	525

OTHER PROPERTY AND INVESTMENTS	637	637

LONG-TERM PRICE-RISK MANAGEMENT ASSETS	—	22

LONG-TERM PRICE-RISK MANAGEMENT ASSETS—AFFILIATES	77	7,362

NONCURRENT ASSETS	7,718	1,168

TOTAL ASSETS	$192,383	$237,096

See Notes to Financial Statements.

LIG PIPELINE COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

LIABILITIES AND MEMBER'S CAPITAL

(in thousands)

	December 31,
	2003	2002
LIABILITIES
CURRENT LIABILITIES:
Advances from Affiliates	$78	$4,281
Accounts Payable—Trade	38,239	36,646
Accounts Payable—Affiliated Companies	19,140	29,796
Taxes Accrued	—	860
Price-Risk Management Liabilities	14,574	10,136
Price-Risk Management Liabilities—Affiliates	2,778	5,385
Other	4,154	6,590

TOTAL CURRENT LIABILITIES	78,963	93,694

DEFERRED INCOME TAXES	12,730	11,022

NONCURRENT LIABILITIES	6,916	10,566

LONG-TERM PRICE-RISK MANAGEMENT LIABILITIES	—	7,158

LONG-TERM PRICE-RISK MANAGEMENT LIABILITIES—AFFILIATES	113	5

MEMBER'S CAPITAL
MEMBER'S CAPITAL:
Paid-in Capital	97,460	115,960
Accumulated Other Comprehensive Income (Loss)	(56)	(609)
Accumulated Deficit	(3,743)	(700)

TOTAL MEMBER'S CAPITAL	93,661	114,651

TOTAL LIABILITIES AND MEMBER'S CAPITAL	$192,383	$237,096

See Notes to Financial Statements.

LIG PIPELINE COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2003	2002
OPERATING ACTIVITIES:
Net Income	$(3,043)	$1,295
Impairment of Long-Lived Assets	5,283	—
Cumulative Effect of Change in Accounting Principle	(534)	—
Adjustments for Noncash Items:
Depreciation and Amortization	4,074	3,802
Deferred Income Taxes	1,122	(2,315)
Fair Value of Price Risk Management Contracts	(584)	(3,510)
Changes in Certain Current Assets and Liabilities:
Accounts Receivable	11,208	(6,316)
Gas Inventory, Materials and Supplies	3,700	689
Accrued Taxes	(2,071)	1,606
Accounts Payable	(9,063)	22,893
Other, Net	(11,001)	1,134

Net Cash Flows From (Used For) Operating Activities	(909)	19,278

INVESTING ACTIVITIES:
Gross Property Additions	(7,217)	(3,902)

Net Cash Used For Investing Activities	(7,217)	(3,902)

FINANCING ACTIVITIES:
Capital Payments to Parent	(18,500)	—
Change in Advances from/to Affiliates, Net	25,551	(23,455)

Net Cash Flows From (Used For) Financing Activities	7,051	(23,455)

NET DECREASE IN CASH	(1,075)	(8,079)
CASH AT BEGINNING OF PERIOD	1,400	9,479

CASH AT END OF PERIOD	$325	$1,400

        Cash paid (received) for income taxes was $(5.6) million and $3.9 million and for interest was $1.0 million and $0.5 million in 2003 and 2002, respectively.

See Notes to Financial Statements.

LIG PIPELINE COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBER'S CAPITAL AND COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Accumulated Other Comprehensive Income (Loss)	Paid-in Capital	Accumulated Deficit	Total Member's Capital
December 31, 2001	$—	$115,960	$(1,995)	$113,965
Comprehensive Income (Loss):
Other Comprehensive Income (Loss)
Cash Flow Hedges	(609)			(609)
Net Income			1,295	1,295

Total Comprehensive Income (Loss)				686

December 31, 2002	$(609)	$115,960	$(700)	$114,651

Capital Payment to Parent		(18,500)		(18,500)
Comprehensive Income (Loss):
Other Comprehensive Income
Cash Flow Hedges	553			553
Net Loss			(3,043)	(3,043)

Total Comprehensive Income (Loss)				(2,490)

December 31, 2003	$(56)	$97,460	$(3,743)	$93,661

See Notes to Financial Statements.

LIG PIPELINE COMPANY AND SUBSIDIARIES

INDEX TO NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.
Organization and Summary of Significant Accounting Policies

2.
New Accounting Pronouncements and Cumulative Effect of Accounting Changes

3.
Commitments and Contingencies

4.
Impairments

5.
Benefit Plans

6.
Derivatives, Hedging and Financial Instruments

7.
Income Taxes

8.
Leases

9.
Assets Collateralized as Part of Steelhead Financing

10.
Concentration of Credit Risks

11.
Related Party Transactions

12.
Subsequent Events

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Oganization and Summary of Significant Accounting Policies

Organization

        Business Operations—LIG Pipeline Company (We, Us, LIG Pipeline or the Company), a wholly-owned subsidiary of American Electric Power Company (AEP), is a marketing and midstream gas business that includes a fully integrated natural gas gathering, processing, and transportation operation located entirely in the state of Louisiana. The subsidiaries of LIG Pipeline include: LIG, Inc., Louisiana Intrastate Gas Company L.L.C. (LIG), which owns and operates approximately 2,000 miles of gas gathering and transmission pipelines; LIG Liquids Company L.L.C., which owns and operates four natural gas liquids processing and treating facilities strategically located along the Louisiana Intrastate Gas Company pipeline system; LIG Chemical Company, a gas marketing affiliate that purchases and markets gas on the Louisiana Intrastate Gas Company pipeline system and at interconnecting pipeline locations; and Tuscaloosa Pipeline Company, which owns and operates a small pipeline system connecting with the Louisiana Intrastate Gas Company system in north Louisiana. LIG Pipeline is subject to certain regulation with regard to rates and other matters by the Louisiana Public Utility Commission.

Summary of Significant Accounting Policies

        Consolidation Policy—The consolidated financial statements include the accounts of LIG Pipeline and its subsidiaries. The consolidated financial statements reflect the financial position, results of operations and cash flows for LIG Pipeline as of December 31, 2003 and 2002. All intercompany transactions between LIG Pipeline and its subsidiaries have been eliminated in the consolidated results presented.

        Use of Estimates—The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America necessarily includes the use of estimates and assumptions by management. These estimates include but are not limited to inventory valuation, allowance for doubtful accounts, values of long-term price-risk management contracts, the effects of contingencies and certain assumptions made in accounting for pension benefits. Actual results could differ from those estimates.

        Property, Plant and Equipment—Property, plant and equipment are stated at their fair market value at the date of acquisition by AEP in 1998, plus the original cost of property acquired or constructed since acquisition, less disposals. Additions, major replacements and betterments are added to the plant accounts. Retirements from the plant accounts are deducted from accumulated depreciation, net of salvage. The costs of labor, materials and overheads incurred to operate and maintain plant and equipment are included in operating expenses.

        Interest Capitalization—Interest is capitalized during construction in accordance with Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Costs." The amount of interest capitalized was not material in 2003 and 2002.

        Depreciation, Depletion and Amortization—Depreciation of plant and equipment is provided on a straight-line basis over their estimated useful lives and is calculated largely through the use of annual composite rates by functional class as follows:

	Annual Composite Depreciation Rates
Functional Class of Property
	2003	2002
Processing Equipment	4.0%	4.6%
Transmission	2.6% to 5.0%	2.6% to 5.0%
General	6.5% to 8.9%	6.9% to 8.9%

        Valuation of Non-Derivative Financial Instruments—The book values of Cash and Cash Equivalents, Accounts Receivable, Short-term Debt and Accounts Payable approximate fair value because of the short-term maturity of these instruments.

        Cash and Cash Equivalents—Cash and cash equivalents include temporary cash investments with original maturities of three months or less.

        Accounts Receivable—Customer accounts receivable primarily includes receivables from wholesale and retail gas customers, receivables from gas contract counterparties related to our risk management activities and customer receivables primarily related to other revenue generating activities.

        Gas Inventory—Inventories consist of natural gas and natural gas liquids. Natural gas inventories consist of gas in pipelines at December 31, 2003 and in storage and pipelines at December 31, 2002. The gas inventory required to maintain pipeline minimum pressures is capitalized and classified as Property, Plant and Equipment. Gas inventory quantities in excess of the minimums, and gas held in third party facilities are included in current assets and are carried at the lower of cost or market, utilizing the weighted average cost method. Natural gas liquids inventories, which include, ethane, propane, natural gasoline, and butane, are also carried at the lower of the weighted average cost or market.

        Materials and Supplies—Materials and Supplies inventories are carried at weighted average cost.

Revenue Recognition

Domestic Gas Pipeline

        Revenues are recognized from domestic gas pipeline services when gas is delivered to contractual meter points or when services are provided, with the exception of certain physical forward gas purchase and sale contracts that are derivatives and that are accounted for using mark-to-market accounting.

Marketing and Risk Management Activities

        We engage in wholesale natural gas marketing and risk management activities. Since October 2002, these activities became focused on wholesale markets where we own assets. Our activities include the purchase and sale of gas under forward contracts at fixed and variable prices and the buying and selling of financial gas contracts which include exchange traded futures and options, and over-the-counter options and swaps.

Accounting for Derivative Instruments

        We use the mark-to-market method of accounting for derivative contracts. Unrealized gains and losses prior to settlement, resulting from revaluation of these contracts to fair value during the period, are recognized currently. When the derivative contracts are settled and gains and losses are realized, the previously recorded unrealized gains and losses from mark-to-market valuations are reversed.

        Certain derivative instruments are designated as a hedge of a forecasted transaction or future cash flow (cash flow hedge). For derivatives designated as cash flow hedges, the effective portion of the derivative's gain or loss is initially reported as a component of Accumulated Other Comprehensive Income and subsequently reclassified into Revenues in the Consolidated Statement of Operations when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is recognized in Revenues in the Consolidated Statement of Operations immediately (see Note 6).

        The fair values of derivative instruments accounted for using mark-to-market accounting or hedge accounting are based on exchange prices and broker quotes. If a quoted market price is not available, the estimate of fair value is based on the best information available including valuation models that estimate future energy prices based on existing market and broker quotes and supply and demand market data and assumptions. The fair values determined are reduced by the appropriate valuation adjustments for items such as discounting and credit quality. Credit risk is the risk that the counterparty to the contract will fail to perform or fail to pay amounts due. There are inherent risks related to the underlying assumptions in models used to fair value open long-term risk management contracts. We have independent controls to evaluate the reasonableness of our valuation models. However, gas markets are imperfect and volatile. Unforeseen events can and will cause reasonable price curves to differ from actual prices throughout a contract's term and at the time a contract settles. Therefore, there could be significant adverse or favorable effects on future results of operations and cash flows if market prices are not consistent with our approach at estimating current market consensus for forward prices in the current period. This is particularly true for long-term contracts.

        We recognize all derivative instruments at fair value in our Consolidated Balance Sheets as either "Price-Risk Management Assets" or "Price-Risk Management Liabilities" unless we have elected to treat the contracts as normal purchase or sale under Statement of Financial Accounting Standards No. 133 (SFAS 133). Unrealized and realized gains and losses on all derivative instruments are ultimately included in Operating Revenues in the Consolidated Statement of Operations on a net basis, with the exception of physically settled purchases of natural gas. The unrealized and realized gains and losses on these purchases are presented as Gas Purchases in the Consolidated Statement of Operations.

        Material Contract Obligations not Reflected at Fair Value—LIG has entered into a number of contracts for services and gas purchase and sale contracts that are not reflected in the financial statements at fair value. The service contracts include the provision of storage, transportation, or gas processing services to customers for various terms. These transactions are recorded and reflected in revenues in the period in which the service is provided. Similarly, the subsidiaries have contracts, generally with a term of one year or less, to purchase transportation services on third party pipelines. These costs are recorded and reflected in cost of sales in the period in which the service is utilized. Most of LIG's gas purchase and sale contracts, which are generally for terms less than three years, primarily include purchases and sales of non-firm quantities of gas, which do not qualify for mark-to-market accounting under SFAS 133, or contracts that are considered derivatives but are not marked-to-market as permitted by the normal purchase and sale exemption under SFAS 133. These transactions are recorded and reflected in revenues or cost of sales in the period in which the gas is delivered or received.

        Maintenance Costs—Maintenance costs are expensed as incurred.

        Other Non-Operating Income and Expense—Non-Operating Income (Loss) includes gains and losses on dispositions of property and various other non-operating and miscellaneous expenses.

        Income Taxes—We follow the liability method of accounting for income taxes. Under the liability method, deferred income taxes are provided for all temporary differences between the book cost and tax basis of assets and liabilities, which will result in a future tax consequence (see Note 7).

        Goodwill and Intangible Assets—When we acquire businesses we record the fair value of any acquired goodwill and other intangible assets. Purchased goodwill and intangible assets with indefinite lives are not amortized. We test acquired goodwill and other intangible assets with indefinite lives for impairment at least annually. Intangible assets with finite lives are amortized over their respective estimated lives to their residual values.

        The policies described above became effective with our adoption of a new accounting standard for goodwill (SFAS 142). For all business combinations with an acquisition date before July 1, 2001, we amortized goodwill and intangible assets with indefinite lives through December 2001, and then ceased amortization. The goodwill associated with those business combinations with an acquisition date before July 1, 2001 was amortized on a straight-line basis generally over 40 years. Intangible assets with finite lives continue to be amortized over their respective estimated lives generally over 5 years.

        The balance in Goodwill at December 31, 2003 and 2002 was $525,000. No impairments were recognized as a result of our annual goodwill impairment tests in 2003 or 2002.

        Acquired intangible assets subject to amortization include acquired miscellaneous intangibles with a gross carrying amount of $1.2 million at both December 31, 2003 and 2002. The intangible assets have a 29 year amortization life. Accumulated Amortization was $.3 million and $.2 million as of December 31, 2003 and 2002. Amortization expense was $.1 million and $.1 million in 2003 and 2002.

        Comprehensive Income (Loss)—Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive income has two components, net income and other comprehensive income.

        Components of Accumulated Other Comprehensive Income (Loss)—Accumulated Other Comprehensive Income (Loss) is included on the balance sheet in the equity section. The components that constitute the balance sheet amount in Accumulated Other Comprehensive Income (Loss) were unrealized loss on cash flow hedges of $56 thousand and $609 thousand on December 31, 2003 and 2002, respectively.

2.    New Accounting Pronouncements and Cumulative Effect of Accounting Changes

SFAS 143 "Accounting for Asset Retirement Obligations"

        We implemented SFAS 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003, which requires entities to record a liability at fair value for any legal obligations for asset retirements in the period incurred. Upon establishment of a legal liability, SFAS 143 requires a corresponding asset to be established which will be depreciated over its useful life. SFAS 143 requires that a cumulative effect of change in accounting principle be recognized for the cumulative accretion and accumulated depreciation that would have been recognized had SFAS 143 been applied to existing legal obligations for asset retirements. In addition, the cumulative effect of change in accounting principle is favorably affected by the reversal of accumulated removal cost. In the first quarter of 2003, we recorded $534 thousand in after tax income as Cumulative Effect of Change in Accounting Principle for asset retirement obligations.

        Pro forma net income is not presented for the year ended December 31, 2002 because the pro forma application of SFAS 143 would result in pro forma net income not materially different from the actual amount reported during that period.

        We have identified, but not recognized, asset retirement obligation liabilities related to gas pipeline assets, as a result of certain easements on property on which we have assets. Generally, such easements are perpetual and require only the retirement and removal of our assets upon the cessation of the property's use. The retirement obligation cannot be estimated for such easements since we plan to use our facilities indefinitely. The retirement obligation would only be recognized if and when we abandon or cease the use of specific easements.

SFAS 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities"

        On April 30, 2003, the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS 149). SFAS 149 amends SFAS 133 to clarify the definition of a derivative and the requirements for contracts to qualify for the normal purchase and sale exemption. SFAS 149 also amends certain other existing pronouncements. Effective July 1, 2003, we implemented SFAS 149 and the effect was not material to our results of operations, cash flows or financial condition.

FIN 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others"

        In November 2002, the FASB issued FIN 45 which clarifies the accounting to recognize liabilities related to issuing a guarantee, as well as additional disclosures of guarantees. We implemented FIN 45 as of January 1, 2003, and the effect was not material to our results of operations, cash flows or financial condition. We have no guarantees that require disclosure in accordance with FIN 45.

EITF 03-11 "Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133 and Not "Held for Trading Purposes" as Defined in Issue No. 02-3"

        In July 2003, the EITF reached consensus on Issue No. 03-11. The consensus states that realized gains and losses on derivative contracts not "held for trading purposes" should be reported either on a net or gross basis based on the relevant facts and circumstances. Reclassification of prior year amounts is not required. The adoption of EITF 03-11 did not have a material impact on our results of operations, financial position or cash flows.

Future Accounting Changes

        The FASB's standard-setting process is ongoing. Until new standards have been finalized and issued by FASB, we cannot determine the impact on the reporting of our operations that may result from any such future changes.

3.    Commitments and Contingencies

        Construction and Other Commitments—We have ongoing construction and maintenance capital expenditure requirements to support our operations. As of December 31, 2003, no significant amounts were committed for expenditures in future periods.

        LIG enters into contracts as part of their normal business activities. Most long-term contracts for purchase or sale of gas have pricing provisions referencing recognized market indexes. These contracts have force majeure provisions that would release us from our obligation under certain conditions.

        LIG's long-term contracts for transportation, exchange, and processing of natural gas have varying term provisions, with some terms extending out until the year 2009. The majority of the contracts contain evergreen provisions, and many are currently already in their evergreen period. The contracts provide for periodic price adjustments and contain various clauses that would release LIG Companies from its obligation under certain force majeure conditions.

        LIG has contracted to sell certain quantities of processed gas liquids under long-term agreements providing for market-based rates in some instances through the year 2006. LIG Companies could be released from its obligation under certain force majeure conditions.

        Environmental Regulations—LIG is subject to extensive federal, state and local laws and regulations concerning the release of materials into the environment, and which require expenditures for remediation at various sites. LIG has 24 potential clean up sites that have been identified and remediation efforts are underway. The potential clean up costs for these known sites has been estimated from $4.6 million up to $9.9 million and LIG has accrued $6.4 million and $10.4 million as of December 31, 2003 and 2002 as a noncurrent liability. The reduction of the reserve during 2003 of $3.6 million was due to reversals of estimates and was credited to Administrative and General expense on our Consolidated Statements of Operations. LIG has an umbrella insurance policy for exposure exceeding an aggregate loss of $4.0 million for unknown environmental clean up sites up to $40.0 million for each incident and up to an aggregate of $80.0 million. LIG entered into a fixed-price cleanup contract with an outside party on December 5, 2003. AEP/LIG paid $7.1 million to American International Specialty Lines Insurance Corporation (AISLIC) and $1.1 million to an outside party to transfer the liability for cleanup of 23 sites from LIG and to obtain a $12.0 million cost cap insurance policy for these sites. Of the amounts paid $6.4 million was recorded as a noncurrent asset offsetting the $6.4 million noncurrent liability discussed above. Any remediation costs above the $12.0 million policy limits are the outside parties responsibility. The 24th site was discovered after the contract was signed and will be included in the contract after the site is delineated and a cleanup cost is determined. Cleanup costs for this site are estimated at approximately $100,000. Management feels that adequate reserves have been made for any potential future costs related to these sites. Other than the identified potential clean up sites, LIG believes that its operations and facilities are in general compliance with applicable environmental regulations.

Energy Market Investigation

        AEP and other energy market participants received data requests, subpoenas and requests for information from a variety of entities and the U.S. Commodity Futures Trading Commission (CFTC), the U.S. Department of Justice, and the California attorney general during 2002. Management responded to the inquiries and provided the requested information and has continued to respond to supplemental data requests in 2003 and 2004.

        In March 2003, AEP received a subpoena from the Securities Exchange Commission (SEC) as part of the SEC's ongoing investigation of energy trading activities. In August 2002, AEP had received an informal data request from the SEC asking that we voluntarily provide information. The subpoena sought additional information and is part of the SEC's formal investigation. AEP responded to the subpoena and will continue to cooperate with the SEC.

        On September 30, 2003, the CFTC filed a complaint against AEP and AEP Energy Services (AEPES) in federal district court in Columbus, Ohio. The CFTC alleges that AEP and AEPES provided false or misleading information about market conditions and prices of natural gas in an attempt to manipulate the price of natural gas in violation of the Commodity Exchange Act. The CFTC seeks civil penalties, restitution and disgorgement of benefits. The case is in the initial pleading stage with our response to the complaint currently due on May 18, 2004. Although management of AEP is unable to predict the outcome of this case, it is not expected to have a material effect on results of operations.

        In January 2004, the CFTC issued a request for documents and other information in connection with a CFTC investigation of activities affecting the price of natural gas in the fall of 2003. AEP is responding to that request.

        Although none of the subpoenas or complaints specifically identify LIG Pipeline or any of its subsidiaries, the request for information does include LIG. Management of AEP cannot predict what, if any, further action any of these governmental agencies may take with respect to these matters.

Litigation and Other Contingencies

        LIG Pipeline is party to various legal proceedings. For each of these matters, we evaluate the merits of the case, our exposure to the matter, and possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we make the necessary accruals. As new information becomes available, our estimates may change. Following is a discussion of several of our more significant matters.

  Grynberg Case

        False Claims Act Litigation brought by Jack J. Grynberg on behalf of the United States of America, In re Natural Gas Royalties Qui Tam Litigation, MDL Docket No. 1293 (D. Wyo.) ("Grynberg II")). Generally, these complaints allege an industry-wide conspiracy to under report the heating value as well as the volumes of natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties. Grynberg also alleges that transactions between the defendants and their affiliates have caused royalty underpayments. LIG is named as one of the defendants. The defense costs for LIG are being paid by a prior owner. These matters have been consolidated for pretrial purposes.

        In May 2001, the court denied the defendants' motions to dismiss. Additional motion practice is anticipated, and discovery on some preliminary issues is nearly complete. Upon the completion of that discovery, the defendants likely will move to dismiss the cases arguing that the court has no jurisdiction as a result of the so-called public disclosure bar in the False Claims Act. In July 2000, the U.S., as the real party in interest, moved to dismiss some of the so-called "valuation" claims, including those against LIG. In October 2002, the Court granted the U. S. governments' motion to dismiss some portions of Grynberg's complaints. Grynberg was ordered to file amended complaints deleting the valuation claims and encompassing his remaining mismeasurement claims. After some procedural skirmishing, Grynberg filed the amended complaints in April 2003 in all of the pending cases. Grynberg also appealed the partial dismissals to the U.S. Court of Appeals for the Tenth Circuit, and that court declined to hear the appeal on procedural grounds. After that ruling, Grynberg then moved the district court to enter final judgments on the valuation issues in order to facilitate an immediate appeal. That motion remains pending.

        Another proceeding involving LIG and relating to the Grynberg II suit above is the JJ-CC, Ltd., d/b/a/ Grynberg Petroleum Company v. TransLa Industrial Gas Company and Louisiana Intrastate Gas Company L.L.C., No. 203,267, Division "F"; Ninth Judicial District Court, Parish of Rapides, Louisiana. This complaint, commenced on February 20, 2001, alleges that TransLa Industrial Gas Company (TransLa), a non-affiliated company, and LIG (both of which had previously purchased gas from the plaintiff from a single gas well in Louisiana) had refused to purchase gas from the plaintiff in retaliation for the False Claims Act actions against the defendants. On October 15, 2001, the court issued a ruling granting various TransLa motions and dismissing all pending claims against TransLa. The approach taken by the court would seem to apply to claims made against LIG. Upon receipt of the ruling, the plaintiffs' lawyer indicated that he would check to determine whether his client would proceed with the case or whether the entire case, including the claims against LIG, would be dismissed.

        Much time passed without any action by the plaintiff and the plaintiff also discharged his attorney. The plaintiff has not sought to appeal the October 15, 2001 ruling, has not taken any further action in the trial court, and has not contacted LIG about whether the plaintiff plans to proceed. We note, however, that the plaintiff did bring a similar lawsuit against LIG and others in Colorado. That lawsuit is styled JJ-CC Ltd., d/b/a Grynberg Petroleum Company and Jack J. Grynberg v. Atmos Energy Corporation, et al.; Civil Action No. 1:03CV2056 in the Western District of Louisiana. On May 19, 2003, the plaintiffs commenced an action against Atmos Energy Company and a number of its affiliates, including TransLa, and LIG in state court in Colorado (City and County of Denver). The plaintiffs' claims are very similar to the claim brought by one of the same plaintiffs in Louisiana state court litigation described above. The essence of plaintiffs' claims is that the Atmos entities and LIG refused to purchase gas from plaintiffs' gas well in Louisiana in retaliation for the fact that one of the plaintiffs had brought False Claims action against some of the defendants. See Grynberg II litigation described above. The complaint purports to set out a number of causes of action, including those based on the antitrust laws, RICO, civil conspiracy, and various civil rights statutes. Although the purported causes of action are different, the underlying claim of retaliation is essentially identical to that previously set forth in the Louisiana state court litigation. Like the state court litigation, the complaint does not specify or quantify the damages sought.

        The defendants, including LIG, removed the case to federal court in Denver. The defendants moved to dismiss, or in the alternative, to transfer of the case to the Western District of Louisiana. On October 30, 2003, the court granted the motions to transfer, and the case has recently been assigned to a judge in the Alexandria Division of the Western District of Louisiana. In that court, some procedural orders have been entered, little substantive activity has taken place, and motions practice is just beginning. In addition, the plaintiffs have just retained new counsel.

        While the outcomes of the matters discussed above cannot be predicted with certainty, based on information known to date and considering reserves established as of December 31, 2003, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results, or cash flow.

  Pipeline Safety

        In addition to environmental regulatory issues, the design, construction, operation and maintenance of the Company's pipeline facilities are subject to the safety regulations established by the Secretary of the U.S. Department of Transportation (DOT) pursuant to the Natural Gas Pipeline Safety Act (NGPSA) and/or by state regulations meeting the requirements of the NGPSA. During 2002, the U.S. Office of Pipeline Safety issued new federal rules on pipeline safety that are effective for LIG operations. The requirements of these new rules will increase the costs of LIG's operations.

4.    Impairments

        LIG owns and operates natural gas gathering and transportation operations in Louisiana. In 2003, management of AEP announced they were in the process of divesting their non-core assets. During the fourth quarter of 2003, we recorded an impairment of $5.3 million pre-tax ($3.4 million after-tax).

5.    Benefit Plans

        LIG Pipeline participates in AEP-sponsored U.S. qualified pension plans and nonqualified pension plans. A substantial majority of employees are covered by either one qualified plan or both a qualified and a nonqualified pension plan. In addition, we participate in other postretirement benefit plans sponsored by AEP to provide medical and death benefits for retired employees in the U.S.

        The target asset allocations for AEP's pension plans and other postretirement benefit plans for 2004, by asset category, are as follows:

Asset Category	Target Allocation 2004
(in percentage)
Equity	70
Fixed Income	28
Cash and Cash Equivalents	2

Total	100

        AEP's investment strategy for the employee benefit trust funds is to use a diversified mixture of equity and fixed income securities to preserve the capital of the funds and to maximize the investment earnings in excess of inflation within acceptable levels of risk.

        AEP's plans remain in an underfunded position (plan assets are less than projected benefit obligations) at December 31, 2003. Due to the current underfunded status of AEP's qualified plans, AEP expects to make cash contributions to the U.S. pension plans in 2004 which will be allocated to us and other plan participants.

        AEP bases its determination of pension expense or income on a market-related valuation of assets which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.

        In determining the discount rate in the calculation of future pension obligations AEP reviews the interest rates of long-term bonds that receive one of the two highest ratings given by a recognized rating agency. As a result of a decrease in this benchmark rate during 2003, AEP determined that a decrease in its discount rate from 6.75% at December 31, 2002 to 6.25% at December 31, 2003 was appropriate.

        The rate of compensation increase assumed varies with the age of the employee, ranging from 3.5% per year to 8.5% per year, with an average increase of 3.7%.

        The weighted-average assumptions as of January 1, used in the measurement of AEP's benefit costs are shown in the following tables:

	Pension Plans		Other Postretirement Benefit Plans
	2003	2002	2003	2002
	(in percentage)
Discount Rate	6.75	7.25	6.75	7.25
Expected Return on Plan Assets	9.00	9.00	8.75	8.75
Rate of Compensation Increase	3.7	3.7	N/A	N/A

        The expected return on plan assets for 2003 was determined by evaluating historical returns, the current investment climate, rate of inflation, and current prospects for economic growth. After evaluating the current yield on fixed income securities as well as other recent investment market indicators, the expected return on plan assets was reduced to 8.75% for 2004. The expected return on other postretirement benefit plan assets (a portion of which is subject to capital gains taxes as well as unrelated business income taxes) was reduced to 8.35%.

        We have not yet determined the impact of the Medicare Prescription Drug Improvement and Modernization Act of 2003 on our other postretirement benefit plans' accumulated benefit obligation and periodic benefit cost.

        During 2002, a significant portion of the Company's staffing was provided by employees of AEPES and AEP Service Corp. (AEPSC). The payroll costs of these employees were allocated to the Company and charged to payroll expense. The associated pension, other post-employment benefits, and savings plan costs were included in an overall fringe benefit charge to the Company, but is not separately identifiable. Effective January 1, 2003 certain AEPES and AEPSC employees became employees of Houston Pipe Line Company (HPL) and LIG, resulting in an increase of separately identified benefit costs.

        We participate in the AEP qualified pension plan, a defined benefit plan which covers all employees. Net pension cost for the years ended December 31, 2003 and 2002 were $275,000 and $274,916.

        Postretirement benefits other than pensions are provided for retired employees for medical and death benefits under an AEP system plan. The annual accrued costs were $407,675 and $329,816 in 2003 and 2002.

        A defined contribution employee savings plan required that we make contributions to the plan totaling $202,455 and $230,291 in 2003 and 2002.

6.    Derivatives, Hedging and Financial Instruments

        We apply SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. Derivatives include interest rate swaps, commodity swaps, options and futures, contracts and certain physical gas purchases and sales contracts.

        SFAS 133 requires recognition of all derivative instruments as either assets or liabilities in the statement of financial position at fair value unless the contracts qualify for normal purchase or normal sale treatment. Our accounting for the changes in the fair value of a derivative instrument depends on whether it qualifies, and has been designated, as part of a hedging relationship. Certain qualifying derivative instruments have been designated as normal purchase or normal sale contracts, as provided in SFAS 133. These contracts are not reported at fair value, as otherwise required by SFAS 133.

        For cash flow hedges (i.e. hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), we initially report the effective portion of the gain or loss on the derivative instrument as a component of Other Comprehensive Income and subsequently reclassify it to Revenues or Gas Purchases in the Consolidated Statement of Operations when the forecasted transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized currently in Revenues during the period of change.

        We enter into forward and swap transactions for purchases and sales of natural gas to manage the variable price risk related to the forecasted purchase and sale of gas. We closely monitor the potential impacts of commodity price changes and, where appropriate, enter into contracts to protect margins for a portion of future sales. We do not hedge all variable price risk exposure related to the forecasted purchases and sales of gas.

7.    Income Taxes

        The details of LIG Pipeline's income taxes as reported before cumulative effect of accounting charge are as follows:

	Year Ended December 31,
	2003	2002
	(in thousands)
Federal:
Current	$(3,415)	$3,210
Deferred	1,402	(2,504)

Total	(2,013)	706

State:
Current	125	(15)
Deferred	(280)	189

Total	(155)	174

Total Income Tax as Reported	$(2,168)	$880

        The following is a reconciliation of the difference between the amount of income taxes computed by multiplying book income before federal income taxes by the statutory rate, and the amount of income taxes reported.

	Year Ended December 31,
	2003	2002
	(in thousands)
Net Income (Loss)	$(3,043)	$1,295
Cumulative Effect of Change in Accounting Principle (net of $288,000 Tax in 2003)	(534)	—
Income (Loss) Before Cumulative Effect	(3,577)	1,295

Income Tax Expense (Credit) Before
Cumulative Effect	(2,168)	880

Pre-Tax Income (Loss)	$(5,745)	$2,175

Income Tax on Pre-Tax Income (Loss) at Statutory Rate (35%)	$(2,011)	$761
Increase (Decrease) in Income Tax Resulting from the Following Items:
State Income Taxes	(101)	113
Other	(56)	6

Total Income Taxes as Reported	$(2,168)	$880

        The following tables show the elements of the net deferred tax asset and the significant temporary differences:

	Year Ended December 31,
	2003	2002
	(in thousands)
Deferred Tax Assets	$8,466	$7,409
Deferred Tax Liabilities	(21,196)	(18,431)

Net Deferred Tax Liability	$(12,730)	$(11,022)

Property Related Temporary Differences	$(14,588)	$(15,480)
Provision for Losses	2,325	3,817
Deferred State	(2,881)	(3,161)
Mark-To-Market	1,629	2,126
Deferred SFAS 133	30	328
Other	755	1,348

Net Deferred Tax Liabilities	$(12,730)	$(11,022)

        LIG Pipeline joins in the filing of a consolidated federal income tax return with other affiliated companies in the AEP system. The allocation of the AEP system's current consolidated federal income tax to the system companies is in accordance with SEC rules under the 1935 Act. These rules permit the allocation of the benefit of current tax losses to the AEP system companies giving rise to them in determining their current tax expense. The tax loss of the AEP system parent company, AEP Co., Inc., is allocated to its subsidiaries with taxable income. With the exception of the loss of the parent company, the method of allocation approximates a separate return result for each company in the consolidated group.

        Returns for the years 1998 through 2002 are presently being audited by the IRS. Management of AEP is not aware of any issues for open tax years that upon final resolutions are expected to have a material adverse effect on results of operations.

8.    Leases

        Leases include property, plant and equipment and gas pipeline rights of way. Leases of property, plant and equipment are for periods up to 10 years and require payments of related property taxes, maintenance and operating costs. Leases of gas pipeline rights of way range from one year to perpetuity. The majority of the leases have purchase or renewal options and will be renewed or replaced by other leases. Lease rentals for operating and capital leases were as follows:

	Year Ended December 31,
	2003	2002
	(in thousands)
Leases Payments on Operating Leases	$205	$288
Capital lease amortization	48	41

Total Lease Rental Costs	$253	$329

        Property, plant and equipment under capital leases and related obligations recorded on the Consolidated Balance Sheets are as follows:

	Year Ended December 31,
	2003	2002
	(in thousands)
Property, Plant and Equipment Under Capital Leases
Production and Other	$591	$573

Total Property, Plant and Equipment	591	573
Accumulated Amortization	128	89

Net Property, Plant and Equipment Under Capital Leases	$463	$484

Obligations Under Capital Leases:
Noncurrent Liability	$119	$197
Liability Due Within One Year	132	129

Total Obligations Under Capital Leases	$251	$326

        Future minimum lease payments on capital leases were immaterial at December 31, 2003.

        Future minimum lease payments on operating leases consisted of the following at December 31, 2003.

Noncancellable Operating Leases	(in thousands)
2004	$171
2005	157
2006	157
2007	119
2008	73
Later Years	124

Total Future Minimum Lease Payments	$801

9.    Assets Collateralized as Part of Steelhead Financing

        AEP formed AEP Energy Services Gas Holding Co. II, LLC (SUBONE) and Caddis Partners, LLC (Caddis) in August 2001. SUBONE is a wholly-owned subsidiary of AEP that was capitalized, in part, with the assets of LIG. Caddis is a non-affiliated entity of LIG Pipeline. Net proceeds from the proposed sale of LIG will be used to reduce the outstanding balance of the loan from Caddis to SUBONE.

        The credit agreement between Caddis and SUBONE contains covenants that restrict certain incremental liens and indebtedness, asset sales, investments, acquisitions, and distributions. The credit agreement also contains covenants that impose minimum financial ratios. Non-performance of these covenants may result in an event of default under the credit agreement. Through December 31, 2003, SUBONE has complied with the covenants contained in the credit agreement. The sale of the LIG Pipeline assets did not result in a default under the covenants.

10.    Concentration of Credit Risks

        For the year ended December 31, 2003, one affiliated customer represented 19% and two non-affiliated customers represented 18% and 24% of related total revenues. For the year ended December 31, 2002, one affiliated customer represented 13% and two non-affiliated customers represented 14% and 20% of related total revenues.

        At December 31, 2003, one affiliated customer represented 19% and two non-affiliated customers represented 18% and 27% of accounts receivable. At December 31, 2002, one affiliated customer represented 7% and two non-affiliated customers represented 16% and 20% of accounts receivable.

        Two non-affiliated customers comprised approximately 48% and 49% of the net Price Risk Management Assets and Liabilities as of December 31, 2003 and 2002.

11.    Related Party Transactions

        AEPSC provides certain managerial and professional services to AEP System companies. The costs of the services are billed to its affiliated companies by AEPSC on a direct-charge basis, whenever possible, and on reasonable bases of proration for shared services. The billings for services are made at cost and include no compensation for the use of equity capital, which is furnished to AEPSC by AEP. Billings from AEPSC are capitalized or expensed depending on the nature of the services rendered. AEPSC and its billings are subject to the regulation of the SEC. For the years ended December 31, 2003 and 2002 LIG recorded costs of $468 thousand and $638 thousand for these services.

        LIG and its subsidiaries purchase and sell gas and enter into financial hedge transactions with AEPES and other affiliates. These transactions are conducted at market prices and settlements are handled according to standard industry practices. For the years ended December 31, 2003 and 2002, LIG and its subsidiaries had sales of $151.8 million and $98.6 million and purchases of $336.5 million and $238.5 million from AEPES.

        AEP has established a money pool to coordinate short-term borrowings for certain subsidiaries including LIG. Interest expense incurred by LIG for amounts borrowed from the AEP money pool for the twelve months ended December 31, 2003 and 2002 were $1.0 million and $0.5 million. Interest income earned from amounts advanced to the AEP money pool by LIG for the twelve months ended December 31, 2003 and 2002, were $1.8 million and $1.0 million. Amounts loaned to or borrowed from the money pool at year-end are classified as Advances to/from Affiliates on our Consolidated Balance Sheets.

12.    Subsequent Events

        In February 2004, AEP Investments, Inc. signed an agreement to sell LIG Pipeline for $76.2 million. The sale was completed in early April 2004.

QuickLinks

  Exhibit 99.1
INDEPENDENT AUDITORS' REPORT
LIG PIPELINE COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands)
LIG PIPELINE COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS ASSETS (in thousands)
LIG PIPELINE COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Continued) LIABILITIES AND MEMBER'S CAPITAL (in thousands)
LIG PIPELINE COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
LIG PIPELINE COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF MEMBER'S CAPITAL AND COMPREHENSIVE INCOME (LOSS) (in thousands)
LIG PIPELINE COMPANY AND SUBSIDIARIES INDEX TO NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS